UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 12, 2016 (January 8, 2016)

Acadia Healthcare Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35331	45-2492228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067

(Address of Principal Executive Offices)

(615) 861-6000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported, Acadia Healthcare Company, Inc. (“Acadia”) entered into an underwriting agreement, dated January 6, 2016 (the “Underwriting Agreement”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, as underwriters (together, the “Underwriters”), in connection with the sale by Acadia (the “Offering”) of an aggregate of 10,000,000 shares of Acadia’s common stock, par value $0.01 per share (“Common Stock”), at a public offering price of $61.00 per share. Pursuant to the Underwriting Agreement, Acadia granted the Underwriters a 30-day option to purchase an aggregate of up to an additional 1,500,000 shares of Common Stock (the “Underwriters’ Option”). On January 8, 2016, the Underwriters exercised in full the Underwriters’ Option.

The sale of 11,500,000 shares of Common Stock was completed on January 12, 2016. The total net proceeds from the Offering, after underwriting discounts and commissions and estimated offering expenses, was approximately $683.5 million. Acadia intends to use the net proceeds from the Offering to fund its acquisition strategy, particularly to fund a portion of the purchase price for its planned acquisition of the Priory Group and the fees and expenses related to the transaction. Of the net proceeds, approximately $89.2 million resulting from the Underwriters’ exercise in full of the Underwriters’ Option will be paid to certain shareholders of the Priory Group at closing of the acquisition and will reduce the number of shares of Common Stock to be issued to such shareholders from 5,533,561 shares to 4,033,561 shares.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Press release, dated January 12, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA HEALTHCARE COMPANY, INC.

Date: January 12, 2016	By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99	Press release, dated January 12, 2016